PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT (this "Agreement") made as of the 24th day of September, 2001 between ASD GROUP, INC., a Delaware corporation (as to the parcels located on Industry Street), and AUTOMATIC SYSTEMS DEVELOPERS, INC., a New York corporation (as to the Titusville Road parcel), both having an office at 1 Industry Street, Poughkeepsie, New York, 12601 ("Seller"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association having an office at Two Tower Center Boulevard, New Brunswick, New Jersey 08816 ("Purchaser").

                               W I T N E S S E T H

     A. Seller is the owner of certain premises lying and being in the Town of LaGrange, County of Dutchess, State of New York, located at 1 Industry Street, 3 Industry Street, 5 Industry Street and on Titusville Road, and known as Grid Numbers 133400-6361-03-100356, 133400-6361-03-112342, 133400-6361-03-124330 and
133400-6360-03-081270 on the Dutchess County Tax Map, all as more particularly described on Schedule A-1 through A-4 annexed hereto (collectively, the "Premises"); and

     B. On June 5, 2001, Seller filed voluntary petitions for relief under Chapter 11 of Title 11, United States Code with the Clerk of United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"), Case Number 01-36481 and Case Number 01-36475 (CGM); and

     C. Subject to the approval of the Bankruptcy Court, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's right, title and interest in and to the Premises, upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, for good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

     1. Agreement of Purchase and Sale. Subject to the approval of the Bankruptcy Court, Seller agrees to sell and convey, and Purchaser agrees to purchase, all that certain plot, piece or parcel of land, with the buildings and improvements, if any, thereon erected, referred to herein as the Premises, together with any and all (a) easements, rights-of-way, alleys, strips or gores of land, privileges and appurtenances, and rights to the same, if any, belonging to and inuring to the benefit of the Land and (b) right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Premises to the center line thereof.

2.      Purchase Price.

     The purchase price is One Million and 00/100 Dollars ($1,000,000.00). (the "Purchase

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Price"),  payable at Closing (as  hereinafter  defined) by crediting such amount against that certain loan obligation of Seller and others to Purchaser pursuant to a certain Revolving Credit Agreement, as amended and modified.

3. Items to Which Title is Subject. The Premises are sold and are to be conveyed subject to:

          (a) All present and future zoning, building and environmental laws, ordinances, codes, restrictions and regulations of any municipal, state, federal or other governmental authority, including without limitation, all boards, bureaus, commissions, departments and bodies thereof, now or hereafter having jurisdiction over the Premises (such authorities collectively, "Governmental Authority").

          (b) All violations of law or ordinances, orders or requirements of any Governmental Authority having jurisdiction, and the conditions giving rise thereto against or affecting the Premises at the time of Closing, whether or not notices thereof have been noted in or issued by any Governmental Authority.

          (c) Such facts as a current accurate survey or personal inspection would show.

          (d) Any and all covenants, restrictions and easements of record, and those covenants, restrictions and easements set forth on Schedule B.

          (e) Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances, thereto, on, under or across the Premises.

          (f) Real estate taxes, water and sewer charges.

          (g) Assessments or installments thereof, whether or not a lien on the Closing Date (as hereinafter defined) which are not due and payable prior to the Closing Date.

          (h) Any lien, encumbrance or other matter which affects title to the Premises created or suffered to be created by Purchaser or any party whose rights with respect to the Premises (or any portion thereof) derive by, through or under Purchaser, except that any liens, claims, interests, encumbrances and other charges including, without limitation, all real estate taxes, assessments and governmental impositions of every nature and description (collectively, "Liens") which are due and payable prior to the Closing Date shall attach to the proceeds of the sale.

          (i) Any matter which Purchaser's title insurance company shall either omit from Purchaser's title insurance policy or for which it shall issue an endorsement affirmatively insuring against enforcement of same out of the Premises, whether such omission or insurance is based upon payment of the lien, escrow, indemnity, or otherwise, but at no additional cost to Purchaser.

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          (j)  Standard  exceptions  set  forth in the  form of title  insurance policy of the Title Company (as hereafter defined) that are not typically removed by a customary Seller's affidavit of title.

          (k) Encumbrances of stoops, driveways, retaining walls, areaways, steps, trim and cornices, if any.

     The items set forth in this Section 3 are hereinafter referred to, collectively, as the "Permitted Encumbrances."

4.      Closing Adjustments.

          (a) Purchaser shall take title to the Premises subject to all real estate tax liens of record filed by the Town of LaGrange and/or County of Dutchess for the period prior to the Closing Date. There shall be no adjustment for real estate taxes or water and sewer charges.

          (b) Each party shall bear all fees, charges and expenses incurred by it in connection with the transaction contemplated by this Agreement, without contribution from the other party, except as may be specifically herein set forth to the contrary. Purchaser shall be solely responsible for the real property transfer tax, if any, and the recording fees in connection with recording of the Deeds (as hereinafter defined) as well as the cost of any title insurance premiums and title examination.

5.      Deeds.

          (a) The deeds conveying the Premises shall be bargain and sale deeds without covenants in proper form for recording (collectively, the "Deeds") and shall be duly executed and acknowledged so as to convey to Purchaser fee simple title to the Premises, free of all encumbrances, except for the Permitted Encumbrances.

          (b) At Closing, Seller will deliver a resolution of its Board of Directors authorizing the sale and purchase of the Premises in accordance with this Agreement and the delivery of the Deeds accordingly, and a certificate by the Secretary or Assistant Secretary of the corporation certifying such resolution.

          (c) Seller represents that it is not a "foreign person" as such term is defined in the Internal Revenue Code of 1954, as amended (the "Code"). At Closing, Seller shall deliver to Purchaser a certificate of Seller stating that it is not a foreign person and giving such other information as required by Section 1445 of the Code and Purchaser shall not deduct or withhold any portion of the Purchase Price. Purchaser shall retain such certification until the end of the fifth (5th) taxable year after the date hereof, and shall make it available to the Internal Revenue Service when requested, in accordance with the requirements of Section 6001 of the Code and regulations thereunder.

6. Real Estate Transfer Tax. To the extent not otherwise precluded by Section

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

1146(c) of the Bankruptcy Code and/or ordered by the Bankruptcy Court, all transfer taxes and recording fees, if any, due by virtue of this transaction and the delivery of the Deeds shall be paid by Purchaser. At Closing, Purchaser shall deliver a certified or bank check to the order of the recording officer of the county in which the Deeds are to be recorded, or a check satisfactory and payable to the order of the title company for the amount of all applicable real property transfer taxes and recordation fees and a certified or bank check to the order of the appropriate officer, or a check satisfactory to and payable to the order of the title company for any other tax payable by reason of the delivery of the Deeds, and a return, if any be required, duly executed by Seller. Purchaser also agrees to execute the return and to cause the check and the return to be delivered to the appropriate officer promptly after Closing. The provisions of this Section 6 shall survive Closing.

7.      Title.

          (a) Seller shall give and Purchaser shall accept title to the Premises subject to the Permitted Encumbrances. Purchaser shall order a title report of the Premises and cause a copy of the report to be delivered to Seller's attorney, as soon as practicable after receipt thereof. If, (i) after the date hereof, any title defects arise which are uninsurable and which would materially interfere with the operation and use of the Premises, and as a result thereof Seller shall be unable to convey title or deliver possession of the Premises, all as stipulated in the Order, or (ii) at the time of Closing the Premises does not conform with the provisions hereof, then the Closing Date under this Agreement shall be extended for a period of up to thirty (30) days, during which period Seller shall have the right, but not the obligation, to remove any such defect in title, deliver possession, or make the Premises conform, as the case may be, all as herein agreed, then Purchaser may, as its sole remedy, terminate this Agreement by sending written notice of such termination to Seller within three (3) days after the expiration of such thirty (30) day period, in which event, this Agreement shall terminate and neither party shall have any further obligations or liabilities hereunder except those which expressly survive such termination. If Purchaser does not terminate this Agreement within such three (3) day period, the Closing shall occur on the third (3rd) business day after the end of such three (3) day period and Purchaser shall accept title as Seller has on the Closing Date without reduction of the Purchase Price. Other than as provided in this Agreement, Seller shall not be required to bring any action or proceeding or incur any expense to obtain such title as it has agreed to convey hereunder. Notwithstanding the foregoing, Purchaser may elect to accept such title as Seller has on the Closing Date without reduction of the Purchase Price.

8. Waiver of Vendee's Lien/No Recording. Purchaser shall not have, and hereby waives, any vendee's lien against the Premises, and Purchaser shall not record this Agreement or any memorandum or evidence thereof in any public records. Purchaser's breach of any of its obligations or agreements under this Section 8 shall be deemed to be a material breach by Purchaser hereunder and shall entitle Seller to terminate this Agreement. This Section 8 shall survive the termination of this Agreement.

9.      Bankruptcy Court Approval.

          (a) Purchaser and Seller acknowledge that their respective obligations to consummate

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

     the purchase and sale of the Premises shall be contingent upon the entry of an order by the Bankruptcy Court approving the sale of the Premises to Purchaser by Seller, which order shall be in form substantially similar to Schedule C attached hereto (the "Order") with no material alteration which adversely affects either Purchaser or Seller. Seller shall keep Purchaser fully informed of such efforts through its pursuit of the same, including keeping Purchaser advised in advance of dates and times of the various Bankruptcy Court hearings. Seller agrees to incorporate into such motions and accompanying proposed orders the reasonable and timely requests of Purchaser which are consistent with this Agreement.

     (b) This Agreement constitutes a binding agreement subject only to the approval of the Bankruptcy Court. Seller covenants and agrees to recommend that this Agreement be approved by the Bankruptcy Court and will use all reasonable efforts to obtain such approval as soon as possible after the date of full execution and delivery of this Agreement, and Purchaser shall cooperate fully with Seller in its efforts to obtain such approval.

     (c) Upon receipt of any Bankruptcy Court Order obtained pursuant to this Agreement, Seller shall use reasonable efforts to provide a copy of the same to Purchaser.

10. Adjustments for Assessments Payable in Annual Installments. Intentionally omitted.

11. Use of Portion of Purchase Price to Satisfy Liens or Encumbrances. Intentionally omitted.

12.     Excuse of Seller's Performance; Default and Damages.

     (a) If on the Closing Date, Seller does not have such title as it has agreed to convey under this Agreement and is unable to convey title in accordance with the terms of this Agreement (without regard to whether, after the Closing Date, Seller obtains or is able to obtain or convey such tittle or satisfy such condition), Purchaser's sole remedy shall be to cancel this Agreement or accept such title as Seller has on the Closing Date without reduction of the Purchase Price.

     (b) If the Closing fails to occur as a result of a willful refusal of Seller, without cause, to convey to Purchaser title to the Premises and deliver the Deed (as opposed to Seller's inability to convey title in accordance with the terms of this Agreement), Purchaser may either terminate this Agreement, or, as Purchaser's sole and exclusive remedy at law or in equity, sue for specific performance.

13. Closing Date. Provided that the approval of the Bankruptcy Court has been obtained, substantially similar to the Order with no material alteration which aversely affects Purchaser, the Deed shall be delivered upon the receipt of the Purchase Price and the closing of the transaction contemplated by this Agreement ("Closing") shall occur, at the office of Purchaser's attorney at 10:00 a.m. on October 5, 2001 (the "Closing Date").

14. Brokerage. Except as set forth in the next sentence, Purchaser and Seller represent

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

and warrant to each other that neither party has dealt with any broker, finder or the like in connection with the transaction contemplated by this Agreement or with regard to the Premises. Seller represents that it has dealt with CR Properties, Inc., in connection with the sale of the Premises; however, such broker did not bring about the transaction contemplated by this Agreement. Purchaser and Seller each agree to indemnify, defend and hold the other harmless from and against all loss, expense (including, without limitation, reasonable attorneys' fees disbursements and court costs), damage and liability resulting from a breach, or alleged breach, of their respective representations set forth above. Purchaser agrees to give testimony to this effect in case any action or proceeding is instituted by any real estate broker or any person, licensed or otherwise, in connection with this transaction. This Section 14 shall survive the termination of this Agreement or delivery of the Deed.

15. Notices. Unless otherwise provided herein, any notice, demand, request or other communications made, given required or permitted pursuant to this Agreement shall be sufficient if it is (a) in writing, (b) delivered either (i) personally against written receipt, or (ii) mailed by certified or registered United States first-class mail, return receipt requested, postage prepaid, or
(iii) delivered by a nationally reputable overnight carrier service providing for next business day receipted delivery, and (c) addressed to the party for whom intended, as follows:

                  if to Seller:

                  ASD GROUP, INC.
                  1 Industry Street
                  Poughkeepsie, NY  12601
                  Telecopier No.: (845) 452-3071
                  Attention: William Foote, CFO

                  with a copy to:

                  CERTILMAN BALIN ADLER & HYMAN, LLP
                  90 Merrick Avenue
                  East Meadow, New York 11554
                  Telecopier No.: (516) 296-7111
                  Attention:  Michael D. Brofman, Esq.

                  if to Purchaser:

                  PNC BANK, NATIONAL ASSOCIATION
                  Two Tower Center Boulevard
                  New Brunswick, New Jersey 08816
                  Telecopier No.: (732) 220-4393
                  Attention:  Mr. Wing Louie, Vice President

                  with a copy to:

                  PRYOR CASHMAN SHERMAN & FLYNN LLP
                  410 Park Avenue
                  New York, New York 10022
                  Telecopier No.: (212) 326-0806
                  Attention:  Lawrence Remmel, Esq.

     Either party may designate by notice given to the other a new address to which notices or other communications intended for such party shall thereafter be given. Unless otherwise stated in this Agreement, a notice or other communication shall be deemed given on the date same is either delivered against written receipt or delivery is refused, as evidenced by the records of the United States Postal Service, the delivery service or the overnight courier service, as appropriate. Notices given by the attorneys for the parties shall be deemed notice given by the parties.

16. Eminent Domain. If, after the date hereof and prior to the Closing Date, all or any part of the Premises is subject to condemnation or is condemned or is taken by a body having the power of eminent domain, this Agreement shall remain in full force and effect. Seller shall use its best efforts to collect the condemnation award and on the Closing Date Seller shall deliver to Purchaser the full amount of any award so collected, net of its expenses related thereto, or assign to Purchaser its right to collect same if uncollected. Seller shall not settle any condemnation proceeding without Purchaser's prior approval.

17. Delivery of Premises. Seller shall deliver the Premises to Purchaser at the Closing, vacant and free of all occupants or tenancies of any nature or description and in its then "as is" condition. Purchaser acknowledges that ASD Acquisition Group, Inc., is purchasing substantially all of the the personal property of Seller and that such personal property shall be in and upon certain of the Premises at the time of closing and that Purchaser will be leasing certain of the Premises to ASD Acquisition Group, subsequent to the closing pursuant to the terms of a lease.

18. Representations and Warranties of Seller. Seller warrants and represents to Purchaser, as of the date hereof, which representations and warranties shall be true and correct in all material respects of the Closing Date, that Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, and subject to the approval of the Bankruptcy Court, has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

19. No Survival of Representations. The acceptance by Purchaser of the Deed transferring title to the Premises to Purchaser shall be deemed to be full performance of and discharge of any and all agreements and obligations to be performed by Seller pursuant to the provisions of this Agreement. None of the representations, warranties, terms, covenants or conditions of this Agreement or obligations of the parties hereto shall hereto shall survive the Closing and delivery of the Deed, except as may be specifically set forth in this Agreement.

20. Premises "As Is". All undertakings and agreements between the parties prior to the date hereof are merged herein. This Agreement fully and completely expresses the parties'

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agreement. Purchaser has inspected the Premises, or caused an inspection thereof to be made on Purchaser's behalf. Purchaser is acquainted with the condition of the Premises and the sub-surface conditions beneath the Premises and is taking title to the Premises subject to all environmental conditions affecting the Premises. Purchaser acknowledges that neither Seller nor any person acting or purporting to act for Seller has made or now makes any representations or warranties, and that Seller is unwilling to make any representations and has held out no inducements to Purchaser other than those expressed herein. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and Seller has not made any representations or warranties in either case express or implied, as to (i) the current or future real estate tax liability, assessment or valuation of the Premises; (ii) zoning ordinances and the ability to obtain a variance in respect to the non-compliance of the Premises with zoning ordinances; (iii) the presence or absence of any rules or notices of violations of law issued by any Governmental Authority; (iv) the presence or absence of hazardous materials or the existence of environmental violations, or (v) any other matter or thing affecting or relating to the Premises. Seller is not liable or bound in any manner by any verbal, or written statements, representations, real estate brokers' "set-ups" or information pertaining to the Premises or the operation, layout, expenses, condition, income, leases or rents furnished by any real estate broker, salesman, agent, employee, or other person, unless the same are specifically set forth herein.
Purchaser agrees to take the Premises "as is", and in its present condition, subject to reasonable use, wear and tear, and damage by fire and other casualties, due to a taking by condemnation or eminent domain and natural deterioration between the date hereof and the Closing Date.

21. No Assignment. This Agreement may not be assigned or otherwise transferred by Purchaser; provided, however, Purchaser shall have the right to assign this Agreement at the Closing, to any Affiliate of Purchaser whose name and address shall have been provided to Seller at least two (2) business days prior to the Closing Date. The term "Affiliate" shall mean any entity which shall: (1) Control, (2) be under the Control of, or (3) be under common Control with the Purchaser and which shall have substantially the same principals as Purchaser. The term "Control" shall mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

22. No Liability. No individual members, officers, directors, shareholders, agents or representatives of Seller or Purchaser shall have any personal liability under this Agreement, either for the observance or performance of such party's rights, duties or obligations hereunder or for the default of such party to observe and perform its obligations hereunder, or under any document executed in connection with the transactions contemplated hereby, or otherwise.

23. Termination Right. Notwithstanding anything herein to the contrary, Purchaser shall have the right to terminate this Agreement if (i) Seller fails, within thirty (30) days from the date hereof, to obtain the Order, or (ii) the Order is vacated or materially modified without Purchaser's consent.

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24.     Inspections.

          (a) At any time prior to Closing. Seller will give Purchaser and its consultants, contractors, engineers, and other representatives access to the Premises at reasonable times and upon notice to Seller. Purchaser, at its expense, may take measurements, show the Premises to contractors, architects, insurers, banks and other lenders or investors, and prospective tenants, and conduct soil tests, borings, percolation tests, surveys, site analyses, structural tests, and other such tests, inspections or investigations with respect to the Premises as Purchaser may desire (collectively, "Inspections"). Seller agrees to cooperate with and assist Purchaser as Purchaser may desire, provided that Purchaser agrees to use all reasonable efforts to avoid any damage or interference to the Premises as a result of any Inspections performed thereon and agrees to restore the Premises to substantially the same condition as existed prior to Inspections.

          (b) Prior to entering the Premises for the purpose of conducting Inspections, Purchaser shall provide Seller with no less than twenty-four (24) hours' prior notice, which may be give by facsimile (Attention: William Foote), on each occasion before entering upon the Premises, advising Seller of the date and anticipated time of such entry as well as the nature of the Inspections to be undertaken, so that Seller may have a representative present at such times. In no event shall such notice be given later than 4 p.m. of the business day prior to the anticipated date of any such entry.

25. No Financing Contingency. This Contract is specifically not subject to Purchaser's ability to obtain financing.

26.     Miscellaneous.

          (a) Modification of Agreement; Waivers. This Agreement may not be changed or terminated, nor may its provisions and requirements be waived, unless such modification, termination or waiver is in writing and signed by the party or parties against whom such modification, termination or waiver is to be enforced.

          (b) Severability. If any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected and each such remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          (c) Recording of Agreement. Purchaser hereby agrees that is shall not record this Agreement or any memorandum hereof.

          (d) Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

          (e) Governing Law. This Agreement, and all questions of interpretation hereof and

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

          all controversies hereunder, shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

          (f) No Third Party Rights. This Agreement shall not be deemed to create any rights in any third parties that were not heretofore in existence.

          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

          (h) Further Assurances. Each of the parties hereto agrees to cooperate with the other party in executing any ancillary agreements that may hereafter be necessary from time to time or carry out the intent of the parties herein contemplated.

          (i) Calculation of Time. Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday and if the number of days is expressed as business days, then days on which national banks are required or permitted to close shall not count toward such total.

          (j)   Schedules.   The  schedules   attached  to  this  Agreement  are
          incorporated herein by reference and are made a part of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                      SELLER:

                                      ASD GROUP, INC.

                                      By: /s/ William R. Courchaine
                                         ----------------------------------
                                         Name:  William R. Courchaine
                                         Title: C.O.O.

                                      AUTOMATIC SYSTEMS DEVELOPERS, INC.


                                      By: /s/ William R. Courchaine
                                         ----------------------------------
                                         Name:  William R. Courchaine
                                         Title: C.O.O.

                                      PURCHASER:

                                      PNC BANK, NATIONAL ASSOCIATION

                                      By: /s/ Wing Louie
                                         ----------------------------------
                                         Name:  Wing Louie
                                         Title:  Vice President

                              Schedule of Exhibits
                                       To
                          Purchase and Sale Agreement


Exhibit                         Title
-------                         -----

Schedule A                      Legal Description of Premises

Schedule B                      Covenants, Restrictions and Easements

Schedule C                      The Order